SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                                SURGILIGHT, INC.
                                ----------------
               (Exact Name of Company as specified in its charter)


       Florida                        000-24897               35-1990562
------------------------         --------------------        -------------
(State of Incorporation)         (Commission file No.)       (IRS Employer
                                                               ID Number)

                         12001 Science Drive, Suite 140
                             Orlando, Florida 32826
                             ----------------------
                    (Address of principal executive offices)


               CONSULTING AGREEMENT BETWEEN SURGILIGHT, INC., AND
                               J. BENNETT GROCOCK
                               ------------------
                          (Full title of the Agreement)

                    Timothy J. Shea, Chief Operating Officer
                                SURGILIGHT, INC.
                         12001 Science Drive, Suite 140
                             Orlando, Florida 32826
                             ----------------------
                     (Name and address of agent for service)

                   Company's telephone number: (407) 482-4555


                         CALCULATION OF REGISTRATION FEE

------------------------ ---------------------- -------------------------- --------------------------- -----------------------------
                                                     Proposed Maximum           Proposed Maximum
 Title of Securities to        Amount to be          Offering Price Per        Aggregate Offering        Amount of Registration Fee
      be Registered             Registered               Share(1)                  Price(1)
------------------------ ---------------------- -------------------------- --------------------------- -----------------------------
Common Shares                     395,256                $.253                     $100,000              $100 Minimum Fee
------------------------ ---------------------- -------------------------- --------------------------- -----------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.


                                     PART I

                     INFORMATION REQUIRED IN THE PROSPECTUS

     Note: The document(s) containing the information concerning the Agreement between SURGILIGHT, INC. (the "Company"), and J. BENNETT GROCOCK dated April 26, 2002, required by Item 1 of Form S-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the statement of availability of registrant information, employee benefit plan annual reports and other information required by Item 2 of Form S-8 will be sent or given to participants as specified in Rule
428. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this registration statement on Form S-8 (the "Registration Statement") or as prospectuses or prospectus supplements pursuant to Rule 424. The Company will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Securities and Exchange Commission, are hereby incorporated by reference into this Prospectus:

     a. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001;

     b. The Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2001, June 30, 2001 and September 30, 2001; and

     c. The Company's Current Reports on Forms 8-K subsequent to December 31, 2001, and up to and including the date of filing of this Registration statement.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

     The Company's authorized capital consists of 60,000,000 shares of common stock, par value $0.0001 per share (the "Common Stock"), of which approximately 28,625,040 shares were issued and outstanding as of December 31, 2001, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

     Each share of Common Stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at a meeting of the shareholders, including the election of directors. The holders of Common Stock (i) have equal, ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company;
(ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive or redemption provisions applicable thereto; and (iv) are entitled to one noncumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.

     All shares of Common Stock issued and outstanding are, and those offered hereby, when issued, will be fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

Transfer Agent, Registrar and Warrant Agent

     The Company has appointed Signature Stock Transfer, 14675 Midway Road, Suite 221, Dallas, TX 75244, as transfer agent and registrar for the Common Stock and Preferred Stock.

ITEM 5. Interests of Named Experts and Counsel.

     J. Bennett Grocock, counsel to the Registrant for the purpose of this Registration Statement, will own 395,256 common shares of the Registrant pursuant to this registration.

ITEM 6. Indemnification of Directors and Officers.

     Registrant's Articles of Incorporation and Bylaws and the Florida Business Corporation Act provide for indemnification of directors and officers against certain liabilities. In general, officers and directors of Registrant are indemnified against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, and are not deemed to be liable to Registrant for negligence or misconduct in the performance of their duties.

ITEM 7. Exemption From Registration Claimed.

           Not applicable.

ITEM 8. Exhibits.

Exhibit Number       Description
--------------       -----------

4.1                  Agreement between SurgiLight, Inc.,
                     and J. Bennett Grocock dated April 26, 2002.

5                    Opinion of Counsel

23.1 Consent of Parks, Tschopp, Whitcomb & Orr, P.A., Independent Certified Public Accountants.

23.2                 Consent of Counsel (Included in Exhibit 5).

ITEM 9.  Undertakings

     1.   The Registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the registration statement

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
          Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on this _____ day of May, 2002.

                                        SURGILIGHT, INC.


                                     By:
                                        ----------------------------------------
                                           Stuart E. Michelson, Chairman
                                           Audit Committee

     In accordance with the requirements of the Securities Act of 1933 as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE                                 TITLE                           DATE



                                    Chief Financial Officer           5/   /02
-----------------------------                                         --------
Rachel Siu


                                    Director                          5/   /02
-----------------------------                                         --------
Joseph Allen


                                    Director                          5/   /02
-----------------------------                                         --------
Lee Chow


                                    Director                          5/   /02
-----------------------------                                         ---------
Colette Cozean


                                    Director                          5/   /02
-----------------------------                                         ---------
Robert J. Freiberg


                                    Director                          5/   /02
-----------------------------                                         --------
Stuart E. Michelson


                                    Director                          5/   /02
-----------------------------                                         ---------
Louis P. (Dan) Valente


                                    Director                          5/   /02
-----------------------------                                         ---------
J. S. Yuan

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                SURGILIGHT, INC.
               (Exact name of Issuer as specified in its charter)

                                  EXHIBIT INDEX


Exhibit Number                 Description
--------------                 -----------

4.1                  Agreement between SurgiLight, Inc.,
                     and J. Bennett Grocock dated April 26, 2002.

5                    Opinion of Counsel

23.1 Consent of Parks, Tschopp, Whitcomb & Orr, P.A., Independent Certified Public Accountants.

23.2                 Consent of Counsel (Included in Exhibit 5).

                                   Exhibit 4.1
                              CONSULTING AGREEMENT

     This CONSULTING AGREEMENT ("Agreement") is entered into this 26th day of April, 2002, by and between SURGILIGHT, INC., a Florida corporation (the "Company"), and J. BENNETT GROCOCK ("Consultant").

1. Engagement of Consultant. The Company hereby engages Consultant to provide the Company corporate legal services.

2. Compensation. As total and complete compensation for his services provided herein, the Company shall issue to Consultant 395,256 shares ("Shares") of the Company's restricted common stock ("Stock"), par value $.0001 per share.

3. Expenses. Company shall assume and shall be responsible for all expenses incurred by Consultant and shall be responsible for all disbursements made in Consultant's activities.

4. Relationship of the Parties; Consultant's Limitations of Authority. Except as otherwise specifically set forth in this Agreement, Consultant shall have no authority to represent Company as an agent of Company. Consultant shall have no authority to bind Company by any contract, representation, understanding, act, or deed concerning Company. Except as otherwise specifically set forth herein, neither the making of this Agreement nor the performance of any part of the provisions hereof shall be construed to constitute Consultant as an employee, agent or representative of Company for any purpose, nor shall this Agreement be deemed to establish a joint venture or partnership.

5.   Miscellaneous Provisions.

5.1 Entire Agreement; Binding Effect. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes any prior agreements or understandings between the parties. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and authorized assigns.

5.2. Modification. This Agreement may be modified only upon the execution of a written agreement signed by both of the parties.

5.3 Waivers. No failure on the part of either party hereto to exercise, and no delay in exercising, any right, power, or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power, or remedy hereunder preclude any other or further exercises thereof or the exercise of any other right, power, or remedy.

5.4 Governing Law; Venue and Jurisdiction. This Agreement shall be deemed to have been entered into in, and for all purposes shall be governed by, the laws of the State of Florida, without regard to Florida's choice of law decisions. The parties agree that any action brought by either party against the other in any court, whether federal or state, shall be brought within Orange County, Florida, in the applicable state and federal judicial districts and do hereby waive all questions of personal jurisdiction or venue for the purpose or carrying out this provision.

     In witness whereof, the parties hereto have executed this Agreement as of the date and year first above written.

                                            "COMPANY"

                                        SURGILIGHT, INC.


                                    By:
                                        ---------------------------------------
                                        Stuart E. Michelson, Chairman
                                        Audit Committee


                                            "CONSULTANT"


                                       ---------------------------------------
                                        J. Bennett Grocock

                                    Exhibit 5
                      OPINION AND CONSENT OF LEGAL COUNSEL

                             The Business Law Group
                                Attorneys at Law
                         455 S. Orange Avenue, Suite 500
                                Orlando, FL 32801

                                   May 1, 2002

Board of Directors
SurgiLight, Inc.
12001 Science Drive, Suite 140
Orlando, Florida 32826

Gentlemen:

     We have acted as special securities counsel to SurgiLight, Inc. (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") covering registration under the Securities Act of 1933, as amended, of the 395,256 shares of the Company's common stock, $0.0001 par value per share (the "Shares"), pursuant to the Agreement between SurgiLight, Inc., and J. Bennett Grocock dated April 26, 2002 (the "Agreement"). As such, we have examined the Registration Statement and such other documents of the Company as we deemed appropriate under the circumstances.

     Based upon the foregoing, and assuming that the Shares will be issued as set forth in the Agreement, at a time when effective, and that there will be full compliance with all applicable securities laws involved under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated pursuant to said Acts, and in those states in which the Shares may be sold, we are of the opinion that, upon issuance of the Shares according to the Registration Statement and receipt of the consideration to be paid for the Shares, the Shares will be validly issued, fully paid and nonassessable shares of Common Stock of the Company. This opinion does not cover any matters related to any re-offer or re-sale of the Shares, once issued pursuant to the Agreement as described in the Registration Statement.

     This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. This opinion is based on our knowledge of the law and facts as of the date hereof. We assume no duty to communicate with the Company in respect to any matter, which comes to our attention hereafter.

                                        Very truly yours,

                                        /s/ THE BUSINESS LAW GROUP

                                Consent:

     We consent to the use of our opinion dated May 1, 2002, as an exhibit to the Registration Statement of SurgiLight, Inc., and to the reference to our firm in the Registration Statement.

                                        /s/ THE BUSINESS LAW GROUP

                                  Exhibit 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                      Parks, Tschopp, Whitcomb & Orr, P.A.
                     2600 Maitland Center Parkway, Suite 330
                               Maitland, FL 32751


SurgiLight, Inc.
12001 Science Drive, Suite 140
Orlando, Florida 32826

     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, of our report dated March 30, 2001, with respect to the financial statements of SurgiLight, Inc. included in its Annual Report on Form 10-KSB for the year ended December 31, 2001, filed with the Securities and Exchange Commission, which has been incorporated by reference in its entirety in the Registration Statement on Form S-8:

May 1, 2002

/s/ Parks, Tschopp, Whitcomb & Orr, P.A.